FIRST AMENDMENT TO CREDIT AGREEMENT



          THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "USMX Amendment") is made and entered into as of November __, 1996, by and between N M ROTHSCHILD & SONS LIMITED, a company organized and existing under the laws of England with an address at New Court, St. Swithin's Lane, London EC4P 4DU ("Lender"), and USMX, INC., a company organized and existing under the laws of Delaware with an address at 141 Union Blvd., Suite 100, Lakewood, Colorado 80228 ("USMX") pursuant to Section 11.1 of that certain Credit Agreement dated as of July 11, 1996, between Lender and USMX (the "USMX Credit Agreement").


                        R E C I T A L S

          I. Pursuant to the USMX Credit Agreement, Lender agreed, under certain terms and conditions, to loan to USMX $2,500,000 to be used to finance the construction and initial operation of the Illinois Creek, Alaska gold mining facility.

          II. USMX OF ALASKA, INC., a Alaska corporation and wholly-owned subsidiary of USMX ("USMXAK"), entered into a separate Credit Agreement dated as of July 11, 1996, between Lender and USMXAK (the "AK Credit Agreement") pursuant to which Lender has agreed, under certain terms and conditions, to loan to USMXAK up to $19,500,000.

          III.  USMX has executed a Guaranty, dated as of July
11, 1996 (the "Guaranty"), in favor of Lender pursuant to which USMX guarantees the obligations of USMXAK to Lender under the AK
Credit Agreement and the other Loan Documents.

          IV. The following Events of Default are known to Lender to be currently outstanding under the AK Credit Agreement and the USMX Credit Agreement and under the other Loan Documents:

          A. USMX has failed to make an additional equity contribution of $1,500,000 to USMXAK as required by
          Section 10 of the Guaranty; and

          B. USMX is not in compliance with the financial covenants set forth in Section 11 of the Guaranty.

          V. Lender, USMX and USMXAK have entered into that certain Letter Agreement, dated October 29, 1996 (the "Letter Agreement") pursuant to which Lender has agreed to waive until December 31, 1996 the defaults listed in (A) and (B) of Recital IV above (the "Waived Defaults") in exchange for certain actions, agreements and undertakings by USMX and USMXAK, including the execution and delivery to Lender of this USMX Amendment and the First Amendment to the AK Credit Agreement, dated the date hereof, by and between USMXAK and Lender, and the documents and agreements contemplated by those two amendments (together, the "Waiver Documents").


                       A G R E E M E N T

          NOW, THEREFORE, in consideration of the mutual provisions set forth below, the parties agree as follows:

          A. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given thereto in the USMX Credit Agreement.

          B. Status of Loan Documents. USMX reaffirms its liability for all of the obligations evidenced or secured by the Loan Documents, and acknowledges that USMX has no defenses to enforcement of the Loan Documents in accordance with their respective terms and no basis for asserting any offset or other claim against Lender.

          C.   Amendment of Credit Agreement.  The USMX Credit
Agreement is hereby amended as follows:

               1. The list of Exhibits on page iv is hereby amended by the addition, in alphabetical order, of the following:

          Exhibit J           Form of Escrow Agreement

          Exhibit K           Escrow Account Disbursement Schedule

               2. The list of Schedules on page iv is hereby amended by the addition, in numerical order, of the following:

          Schedule 7.13       Escrow Account Disbursement Schedule

               3.   Section 1.1 is hereby amended by the
          addition, in alphabetical order, of the following terms:

               "Canadian Offering" shall have the meaning specified in Section 7.12.

               "Escrow Account" shall have the meaning specified in Section 7.13.

               "Escrow Agreement" shall have the meaning specified in Section 7.13.

               "First Amendment Fee" shall have the meaning specified in Section 2.3(c).

               4.   The definition of "Conversion Price" in
          Section 1.1 is hereby amended and restated to read in its entirety as follows:

               "Conversion Price" means (i) the U.S. dollar equivalent price per share at which shares of common stock of USMX are sold to the public in the Canadian Offering (or any other sale of USMX's shares deemed by Lender to satisfy USMX's obligations under Section 7.12), or (ii) in the absence of sales satisfying part
          (i) hereof, at the average closing market price of USMX's common stock quoted by NASDAQ for the ten (10) Trading Days preceding December 31, 1996.

               5. A new Section 2.3(c) is hereby added to read in its entirety as follows:

                         (c)  First Amendment Fee.   In
               consideration of Lender agreeing to enter into the First Amendment to this Agreement and the other documents and agreements executed and delivered by Lender related to such First Amendment, USMX, jointly and severally with AK, agrees to pay Lender a fee in the amount of $100,000 (the "First Amendment Fee"), which fee shall be payable on the first to occur of (i) the offer and sale of equity interests of USMX required by Section 7.12(a) hereof; (ii) April 15, 1997; or (iii) such other time as the First Amendment Fee can be paid by either AK or USMX without reducing working capital available to AK to an amount less than required by AK for its continued operations, in the reasonable judgement of Lender. The First Amendment Fee is in addition to all other fees, expenses and reimbursements paid or required to be paid by AK or USMX to Lender.

               6. Section 3.3(b) is hereby amended and restated in its entirety to read as follows:

                         (b)  Interest Periods.  USMX may select
               an interest period with respect to the Loan
               ("Interest Period") of 30, 90 or 180 days, or of such other period of days as may be agreed to by Lender in its sole discretion, on a 360-day year basis. USMX will select Interest Periods by giving notice to Lender in the Request for Advance and thereafter at least three Business Days prior to the expiration of the Interest Period then in effect by an Interest Period Notice. If at any time USMX fails to give timely notice of its Interest Period selection, then USMX shall be deemed to have selected an Interest Period of 30 days. No Interest Period shall end after the Scheduled Maturity Date. Interest will be payable in full at the end of each Interest Period, provided that accrued interest will be payable every ninety (90) days for Interest Periods greater than 90 days.

               7. A new Section 7.12 is hereby added to read in its entirety as follows:

                         7.12  Public Offering.  USMX shall
               accomplish the following with respect to the offer and sale of shares of its common stock:

                                   (a)  Not later than November
                    1, 1996, USMX will have prepared and have filed with the appropriate securities authorities in Canada an offering prospectus for a public offering in Canada of its common stock (the "Canadian Offering"), designed to result in net proceeds (consisting of gross proceeds received by USMX from the Canadian Offering, less all costs, expenses and fees payable by USMX associated with the Canadian Offering) to USMX of not less than U.S.$9,000,000;

                                   (b)  Not later than November
                    1, 1996, USMX will cause the lead underwriter of the Canadian Offering to provide to Lender a comfort letter addressed to Lender stating that such lead underwriter believes that the Canadian Offering as described in clause (a) above can be successfully completed by December 31, 1996;

                                   (c)  Not later than December
                    31, 1996, USMX shall complete the Canadian
                    Offering and immediately thereafter shall take the following actions:

                                             (i)  Contribute
                         U.S.$1,500,000 to AK and cause AK to
                         immediately deposit such amount in the
                         AK Proceeds Account;

                                             (ii)  Pay, or cause
                         AK to pay, the First Amendment Fee, if
                         not previously paid;

                                             (iii)  Contribute
                         sufficient funds to AK to: (1) enable AK to achieve Completion in the manner and time frame envisioned by the Development Plan, (2) permit AK to satisfy all of the financial covenants and ratios required by the Loan Documents, and (3) provide AK with sufficient working capital to operate the mine in the manner contemplated by the Development Plan;

                                   (d)  In the event USMX sells
                    any equity securities other than pursuant to the Canadian Offering, or sells any material portion of its assets (other than its interest in the Montana Tunnels Mine) other than in the ordinary course of its business, USMX shall contribute fifty percent (50%) of the first $1,000,000 of the net proceeds of such sale, and all of the net proceeds of such sale in excess of $1,000,000, to AK and shall cause AK to deposit such proceeds in the Proceeds Account, until a total of $1,500,000 has been deposited thereto by AK.

               8. A new Section 7.13 is hereby added to read in its entirety as follows:

                         7.13  Escrow Account.  Concurrently
               herewith, USMX will (i) establish an escrow account (the "Escrow Account") and execute and deliver an Escrow Agreement related thereto in the form of Exhibit J; and (ii) deposit $925,000 to such account. Distributions from the Escrow Account shall be made pursuant to the Escrow Account Disbursement Schedule and as otherwise provided in the Escrow Agreement.

               9. Section 11.4 is hereby amended by changing each use of the word "Agreement" to read "Agreement
          (and any amendment to this Agreement)".

          D. Reaffirmation. USMX hereby reaffirms each representation, warranty, and covenant contained in the USMX Credit Agreement with the same force and effect as if each were separately stated herein and made as of the date hereof, except
(i) for such made as of a certain date, which are hereby reaffirmed as of such date, and (ii) to the extent of any variance therefrom disclosed on Exhibit A to the Omnibus Certificate supplied to Lender pursuant to Paragraph H.3 hereof.

          E. Title Matters. USMX represents and warrants to Lender that, except as previously disclosed to Lender, it is the sole owner of the AK Shares free and clear of all material defects of title or Liens except as have previously been permitted by Lender.

          F. Default Under Loan Documents. USMX acknowledges and agrees that any Default by USMX under this USMX Amendment shall constitute a Default under each of the Loan Documents, entitling Lender to exercise any or all rights and remedies provided for in the Loan Documents. Lender's execution and delivery of this USMX Amendment shall not be construed as a waiver of any presently-existing Default under any of the Loan Documents, whether or not such Default is known to Lender, except that compliance by USMX with the Waived Defaults is hereby waived by Lender until December 31, 1996.

          G. Ratification of Credit Agreement. As modified by this USMX Amendment, the USMX Credit Agreement is in all respects ratified, approved and confirmed, and as so amended, shall remain in full force and effect. From and after the date hereof, all references to the Credit Agreement in any Loan Document or in any Waiver Document shall be references to the USMX Credit Agreement as amended by this USMX Amendment.

          H. Conditions Precedent. The obligations of the Lender under this USMX Amendment or the other Wavier Documents, including specifically the waiver until December 31, 1996 of the Waived Defaults, are, in addition to the conditions precedent specified in Section 5.1 of the USMX Credit Agreement, subject to the following conditions precedent, wherein each document to be delivered to the Lender will be in form and substance satisfactory to the Lender:

               1. Closing. The execution and delivery of each the Waiver Documents shall have occurred on or before November 15, 1996, or such later date as agreed to by Lender in its sole discretion.

               2. Escrow Account. The Escrow Account required by Section 7.13 of the USMX Credit Agreement shall have been established and $925,000 shall have been deposited into that account by USMX.

               3.   Omnibus Certificate.  Lender shall have
          received a certificate, signed by the chief executive officer of the USMX, in the form attached hereto as Attachment 1.

               4. Opinion of USMX's Counsel. Lender shall have received the opinion of counsel to USMX and USMXAK in the form attached hereto as Attachment 2.

               5.   Waivers and Consents.  USMX shall have
          obtained all waivers and consents necessary or desirable to enable it to enter into this USMX
          Amendment and the other Waiver Documents.

               6. Other Conditions. All conditions precedent under each of the other Waiver Documents shall be satisfied as determined by Lender in its sole discretion.

          I. Successors and Assigns. Nothing in this USMX Amendment shall be construed as waiving or modifying any provision of the AK Credit Agreement prohibiting transfer of the Mining Properties without the prior written consent of Lender, or making any such transfer a Default under the AK Credit Agreement. Subject to the preceding sentence, this USMX Amendment shall bind and benefit the parties and their respective heirs, personal representatives, successors and assigns.

          J. Governing Law; Severability; Merger. This USMX Amendment shall be governed by and construed in accordance with the laws of the State of Colorado. Wherever possible, each provision of the Loan Documents is to be interpreted so as to be effective and valid under applicable law. If any provision of any Loan Document is for any reason and to any extent, invalid or unenforceable, then neither the remainder of the Loan Document in which such provision appears, nor any other Loan Document, nor the application of the provisions to other persons or entities or in other circumstances, shall be affected by such invalidity or unenforceability. The USMX Credit Agreement, together with the other Loan Documents, all as amended and modified by the Waiver Documents, represent the final agreement between the parties pertaining to the subject matter thereof.

          K. Execution in Counterparts. This USMX Amendment may be executed in two or more counterparts, all of which shall, upon execution of identical counterparts by all parties, constitute a single agreement. Lender and its attorneys are authorized to remove and reattach signature and acknowledgement pages of various counterparts in order to avoid unnecessary recording and copying expense and to provide fully-executed counterparts to each party.

          Signed and delivered as of the date first mentioned above.

                                USMX

                                USMX, INC.


                                By:
                                    Donald P. Bellum
                                    President


                                LENDER

                                PER PRO


                                N M ROTHSCHILD & SONS LIMITED